Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the registration statement on Form S-1 (the “Registration Statement”) of Tradeweb Markets Inc. (the “Company”), the undersigned hereby consents to being named as an individual to become a director of the Company in the Registration Statement and any and all amendments and supplements thereto and to the filing of this consent with such Registration Statement and any and all amendments thereto.

/s/ William Hult
William Hult

Dated: March 7, 2019